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Exhibit 4.2

FIRST AMENDMENT TO CREDIT AGREEMENT

        This First Amendment to Credit Agreement (this "Amendment"), dated as of March 1, 2002, is by and among various financial institutions parties hereto (collectively, the "Lenders"), Bank of America, N.A., as administrative and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the "Agent"), and UNOVA, Inc., a Delaware corporation (the "Parent"), UNOVA Industrial Automation Systems, Inc., a Delaware corporation, Intermec Technologies Corporation, a Washington corporation, R & B Machine Tool Company, a Michigan corporation, J.S. McNamara Company, a Michigan corporation, M M & E, Inc., a Nevada corporation, Intermec IP Corp., a Delaware corporation, and UNOVA IP Corp., a Delaware corporation (the Parent and each such corporation is individually hereinafter referred to as a "Borrower" and the Parent together with all such corporations are hereinafter collectively referred to as the "Borrowers").

R E C I T A L S:

        A.    WHEREAS, the Borrowers, the Lenders, the Agent and Heller Financial, Inc., as syndication agent for the Lenders executed that certain Credit Agreement dated as of July 12, 2001 (as amended from time to time, the "Credit Agreement") pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit for loans and letters of credit (collectively, the "Loans");

        B.    WHEREAS, the Borrowers have also requested that the Lenders and the Agent agree to amend the Credit Agreement in certain respects and the Lenders and the Agent have agreed to such request in accordance with the terms hereof.

        NOW, THEREFORE, in consideration of the premises, and in order to induce the Lenders and the Agent to amend the Credit Agreement pursuant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Recitals.    The foregoing Recitals are accurate and are incorporated herein and made a part hereof.

        2.    Definitions.    Unless otherwise defined herein, all capitalized terms and phrases used in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement.

        3.    New Defined Terms.    The following Defined Terms are hereby added to Annex A-Defined Terms of the Credit Agreement in appropriate alphabetical order:

        "Fixed Charge Test Period" means a period of four consecutive fiscal quarters ended on the last day of each fiscal quarter commencing on or after January 1, 2003 (except with respect to any fiscal quarter ending on or before September 30, 2003, in which case the calculation shall be measured on a cumulative basis for the period commencing on January 1, 2003 and ending on March 31, 2003, June 30, 2003 and September 30, 2003, respectively).

        "Free Cash Flow" means, with respect to any applicable Free Cash Flow Test Period (i) EBITDA for such Free Cash Flow Test Period minus (ii) Fixed Charges for such Free Cash Flow Test Period.

        "Free Cash Flow Test Period" means each of the periods commencing January 1, 2002 and ending on March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002, respectively."

        4.    Amendment to Section 5.2(d).    Section 5.2(d) of the Credit Agreement is hereby amended by inserting the phrase "and in Sections 7.25A and 7.25B" immediately following the phrase "set forth in Sections 7.22 through 7.25" appearing in said Section.

        5.    Amendment to Section 7.22.    Section 7.22 of the Credit Agreement entitled "Fixed Charge Coverage Ratio" is hereby deleted in its entirety and the following is substituted in lieu thereof:

        "7.22    Fixed Charge Coverage Ratio.

          (a)  The Parent and its Subsidiaries will maintain a Fixed Charge Coverage Ratio of not less than .90 to 1.00 for the six (6) month period ended December 31, 2001 measured as of December 31, 2001. If the Parent and its Subsidiaries fail to maintain a Fixed Charge Coverage Ratio of not less than .90 to 1.00 for the six (6) month period ended December 31, 2001, or if Borrowers fail to deliver timely the annual Financial Statements for the period ended December 31, 2001, pursuant to Section 5.2(a), Borrowers shall immediately pay to Agent for the pro rata benefit of the Lenders, a Fixed Charge Coverage Ratio Deficiency Fee of $375,000 concurrently with earlier of the date Borrowers deliver, or are obligated to deliver, the Financial Statements required pursuant to Section 5.2(a) to Co-Agents for the period ended December 31, 2001 (which fee will be refunded if the applicable Financial Statements when delivered to and approved by Co-Agents reflect a Fixed Charge Coverage Ratio of not less than .90 to 1.00 for such period). If Borrowers timely deliver such Financial Statements and the Fixed Charge Coverage Ratio reflected therein is not less than .75 to 1.00 and Borrowers continuously maintain daily Availability of at least $25,000,000 from December 31, 2001 through the date the Financial Statements for the period ending March 31, 2002 are delivered to Co-Agents, no Event of Default shall be deemed to have occurred solely as a result of the failure of the Parent and its Subsidiaries to comply with the first sentence of this Section 7.22(a). If the Financial Statements delivered by Borrowers pursuant to Section 5.2(a) to Agent for the period ended December 31, 2001, reflect a Fixed Charge Coverage Ratio (i) less than .75 to 1.00 measured for the six (6) month period ended as of December 31, 2001, or (ii) equal to or greater than .75 to 1.00 but less than .90 to 1.00 and Borrowers fail to maintain daily Availability of at least $25,000,000 for each day from December 31, 2001 through the date the Financial Statements for the period ending March 31, 2002 are delivered to Co-Agents, then in either such case under this Section 7.22(a)(i) or (a)(ii), an Event of Default shall be deemed to have occurred.

          (b)  The Parent and its Subsidiaries will maintain a Fixed Charge Coverage Ratio as of the end of the last fiscal quarter during each Fixed Charge Test Period that occurs from January 1, 2003 through June 30, 2004 of not less than the respective ratio set forth below (provided, however, that there shall be no requirement to maintain the Fixed Charge Coverage Ratio as of the end of the last fiscal quarter during any Fixed Charge Test Period unless for any 30 consecutive, calendar day period that began or ended (or began and ended) during the last fiscal quarter within such Fixed Charge Test Period (i) average Availability was less than $50,000,000 and (ii) Aggregate Revolver Outstandings exceeded $10,000,000):

Fixed Charge Test Period Ended	Fixed Charge Coverage Ratio
March 31, 2003	.650 : 1.00
June 30, 2003	.675 : 1.00
September 30, 2003	.675 : 1.00
December 31, 2003	.700 : 1.00
March 31, 2004	.750 : 1.00
June 30, 2004	.750 : 1.00	"

        6.    Amendment to Section 7.23.    Section 7.23 of the Credit Agreement entitled "Minimum EBITDA" is hereby deleted in its entirety and the following is substituted in lieu thereof:

    "7.23    Minimum EBITDA.    The Borrowers shall generate EBITDA of not less than $0 during the fiscal quarter ended December 31, 2001."

        7.    Amendment to Section 7.24.    Section 7.24 of the Credit Agreement entitled "Minimum Tangible Net Worth" is hereby deleted in its entirety and the following is substituted in lieu thereof:

    "7.24    Minimum Tangible Net Worth.    The Parent and its Subsidiaries will maintain Tangible Net Worth as of the end of each month during the periods set forth below of not less than the respective amount set forth below opposite each such period:

Month	Amount
November 30, 2001 through December 31, 2001	$310,000,000
January 31, 2002 through June 30, 2004	245,000,000	"

        8.    Amendment to Section 7.25.    Section 7.25 of the Credit Agreement entitled "Capital Expenditures" is hereby deleted in its entirety and the following is substituted in lieu thereof:

    "7.25    Capital Expenditures.    Capital Expenditures of the Parent and its Subsidiaries shall not exceed the respective amount for the respective periods set forth below:

Calendar Year	Maximum Capital Expenditures
2001	$20,000,000
2002	30,000,000
2003	35,000,000
2004	40,000,000

    The limitations on Capital Expenditures set forth above are cumulative limitations for the respective calendar year, measured quarterly. Capital Expenditures permitted hereunder and not used during any calendar year may be carried over into a subsequent calendar year in an amount of up to $10,000,000. For purposes of the foregoing calculation, proceeds of the sale of obsolete, fully depreciated or replaced Equipment and proceeds of casualty losses or condemnation proceedings affecting Equipment that are used by the Borrowers for the purpose of Capital Expenditures shall be deducted from the calculation of Capital Expenditures for this covenant."

        9.    Section 7.25A.    A new Section 7.25A is hereby added to the Credit Agreement immediately following Section 7.25 as follows:

    "7.25A    Free Cash Flow.    The Parent and its Subsidiaries will maintain Free Cash Flow as of each date set forth below for the applicable Free Cash Flow Test Period ending on such date of an amount not more negative than the respective amount set forth below opposite such date (provided, however, that there shall be no requirement to maintain Free Cash Flow as of any such date unless during any 30 consecutive, calendar day period that began or ended (or began and ended) during the fiscal quarter ended as of such date (i) average Availability was less than $50,000,000 and (ii) Aggregate Revolver Outstandings exceeded $10,000,000):

Date	Free Cash Flow
March 31, 2002	($27,500,000)
June 30, 2002	($36,500,000)
September 30, 2002	($45,500,000)
December 31, 2002	($47,000,000 )"

        10.    Section 7.25B.    A new Section 7.25B is hereby added to the Credit Agreement immediately following Section 7.25A as follows:

    "7.25B    Minimum Availability.    The Borrowers shall have Availability of at least $30,000,000 at all times during the term of this Agreement."

        11.    Amendment to Section 9.1(c)(i).    Section 9.1(c)(i) of the Credit Agreement is hereby amended by inserting the phrase "or in Sections 7.25A and 7.25B" immediately following the phrase "7.9 through 7.29" appearing in said Section.

        12.    Amendment Fee.    To induce the Agent and the Lenders to execute this Amendment, the Borrowers have agreed to pay to the Agent for the benefit of the Lenders or, at the option of the Co-Agents, for the benefit of the Lenders executing this Amendment within the time period specified by the Agent, a fee (the "Amendment Fee") pursuant to that certain letter agreement of even date herewith between the Agent and the Borrowers. Payment of the Amendment Fee is a condition precedent to the effectiveness of this Amendment. The Borrowers acknowledge that upon execution of this Amendment by the Agent, the Borrowers and the Required Lenders, the Amendment Fee shall constitute part of the Obligations and shall be fully earned regardless of whether all other conditions precedent to effectiveness of this Amendment are satisfied. The Amendment Fee shall be nonrefundable.

        13.    Acknowledgment of the Borrowers.    Each Borrower hereby acknowledges and agrees that: (a) such Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Credit Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to such Borrower through the date hereof.

        14.    Representations and Warranties of the Borrowers.    To induce the Lenders and the Agent to amend the Credit Agreement, each Borrower represents and warrants to the Lenders and the Agent that:

          (a)    Compliance with Credit Agreement.    On the date hereof, such Borrower is in compliance with all of the terms and provisions set forth in the Credit Agreement (as modified by this Amendment) and no Default or Event of Default has occurred and is continuing;

          (b)    Representations and Warranties.    On the date hereof after giving effect to this Amendment, the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

        (c)    Corporate Authority.    Such Borrower has full power and authority to consummate this Amendment, and to make the borrowings under the Credit Agreement, and has full power and authority to incur and perform the obligations provided for under the Credit Agreement and this Amendment, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Amendment;

          (d)    Amendment as Binding Agreement.    This Amendment and the Credit Agreement (as modified by this Amendment) constitute the valid and legally binding obligations of such Borrower fully enforceable against each Borrower in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratoriums or other similar laws affecting the rights and remedies of creditors generally); and

          (e)    No Conflicting Agreements.    The execution and performance by such Borrower of this Amendment, and the borrowing by the Borrowers under the Credit Agreement (as modified by this Amendment), will not (i) to the best knowledge of such Borrower, violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of such Borrower; or (ii) violate any material indenture, contract, agreement or other instrument to which such Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower, other than in favor of the Lenders and the Agent.

        15.    Effectiveness of this Amendment.    The amendments set forth above shall become effective as of the date of this Amendment only upon the satisfaction of the following conditions precedent:

        Receipt of Documents.    The Agent shall have received all of the following, each (in the case of documents) duly executed and dated the date of execution hereof, in form and substance satisfactory to the Agent:

  (i)
  this Amendment duly executed by the Agent, the Borrowers and the Required Lenders;

  (ii)
  payment of the Amendment Fee;

  (iii)
  evidence acceptable to Agent that the Term Debt Lender has modified the documents evidencing and securing the Term Debt Loan in a manner consistent with this Amendment and otherwise on terms and conditions reasonably acceptable to Agent;

  (iv)
  an opinion of the Borrowers' general counsel or outside counsel, or a combination of both, in form and substance acceptable to the Agent;

  (v)
  true, complete and accurate copies, duly certified by an officer of the appropriate Borrower, of all documents evidencing any necessary corporate action, resolutions, consents and governmental approvals, if any, required for the execution, delivery and performance of this Amendment and any amendment relating to the Term Debt Loan, and any other document, instrument or agreement executed or delivered in connection therewith by such Borrower, including without limitation, those relating to or executed by the Term Debt Lender concurrently with or in connection with this Amendment; and

  (vi)
  such other instruments, documents, waivers and consents as the Lenders may reasonably request prior to the execution by the Required Lenders of this Amendment.

        16.    Effect on Credit Agreement.    Except as specifically amended hereby, the terms and provisions of the Credit Agreement and the other Loan Documents are in all other respects ratified and confirmed and remain in full force and effect. No reference to this Amendment need be made in any notice, writing or other communication relating to the Credit Agreement and the other Loan Documents, any such reference to the Credit Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment. All references to the Credit Agreement and the other Loan Documents in any document, instrument or agreement executed in connection with the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended hereby.

        17.    Fees and Expenses.    The Borrowers hereby agree to pay all out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related hereto, including, without limitation, the reasonable fees and expenses of the Lenders' counsel.

        18.    Successors.    This Amendment shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agent and their respective successors and assigns.

        19.    Governing Law.    This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

        20.    Counterparts.    This Amendment may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Amendment.

(SIGNATURE PAGES FOLLOW)

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:
UNOVA, INC., a Delaware corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
R & B MACHINE TOOL COMPANY, a Michigan corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer

J.S. McNAMARA COMPANY, a Michigan corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
M M & E, INC., a Nevada corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
INTERMEC IP CORP., a Delaware corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
UNOVA IP CORP., a Delaware corporation
By:	/s/ ELMER C. HULL, JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
AGENT:
BANK OF AMERICA, N.A.
By:	/s/ SCOTT S. WARD
Name:	Scott S. Ward
Title:	Vice President

LENDERS:
BANK OF AMERICA, N.A., as a Lender
By:	/s/ SCOTT S. WARD
Name:	Scott S. Ward
Title:	Vice President
HELLER FINANCIAL, INC.
By:	/s/ ELIZABETH MANNING
Name:	Elizabeth Manning
Title:	Senior Vice President
THE CIT GROUP/BUSINESS CREDIT, INC.
By:	/s/ DALE GEORGE
Name:	Dale George
Title:	Vice President
CONGRESS FINANCIAL CORPORATION (WESTERN)
By:	/s/ PAUL F DODWELL
Name:	Paul F. Dodwell
Title:	Vice President

GMAC BUSINESS CREDIT, LLC
By:	/s/ JOHN BUFF
Name:	John Buff
Title:	Managing Director
GMAC COMMERCIAL CREDIT, LLC
By:	/s/ FRANK IMPERATO
Name:	Frank Imperato
Title:	Senior Vice President
PNC BANK, NATIONAL ASSOCIATION
By:	/s/ SUNNIE M. KIM
Name:	Sunnie M. Kim
Title:	Asst. Vice President
COMERICA BANK
By:	/s/ KEITH NICHOLS
Name:	Keith Nichols
Title:	Vice President

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Exhibit 4.2
FIRST AMENDMENT TO CREDIT AGREEMENT
R E C I T A L S